  As filed with the Securities and Exchange Commission on December 24, 1996
                       Registration No. ______________

                  SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C. 20549
                            ______________

                               FORM S-8
                        REGISTRATION STATEMENT
                                Under
                      THE SECURITIES ACT OF 1933

                   UNITED TECHNOLOGIES CORPORATION
          (Exact name of issuer as specified in its charter)

 Delaware                           06-0570975
 (State or other jurisdiction of    (I.R.S. Employer
 incorporation or organization)     Identification No.)

     United Technologies Building, Hartford, Connecticut   06101
     (Address of principal executive offices, including Zip Code)

                      UT AUTOMOTIVE SAVINGS PLAN
             FOR HOURLY MANAGEMENT REPRESENTED EMPLOYEES
                       (Full title of the Plan)

                      WILLIAM H. TRACHSEL, Esq.
                              Secretary
                     United Technologies Building
                     Hartford, Connecticut  06101
                            (860) 728-7000
      (Name, address and telephone number of agent for service)

                   CALCULATION OF REGISTRATION FEE

                                     Proposed     Proposed
Title of Securities   Amount to be   Maximum      Maximum          Amount of
to be Registered      Registered     Offering     Aggregate        Registration
                                     Price (1)    Offering Price   Fee


Common Stock (2)       10,000        $66.25       $662,500          $201.00
                       shares (3)


(1) Estimated solely for the purpose of calculating the registration fee, based, in accordance with Rule 457(h)(i), on the average of the high and low prices reported on the New York Stock Exchange, Inc. on December 19, 1996.

(2) Includes an indeterminate number of participation units in the UT Automotive Savings Plan For Hourly Management Represented Employees (the "Plan") which pursuant to Rule 457(h)(2) are being registered hereby at no additional fee.

(3) Pursuant to Rule 416 the number of shares registered hereunder includes such additional number of shares of Common Stock and Rights as are required to prevent dilution resulting from stock splits, stock dividends or similar transactions affecting the Common Stock of the Registrant.

                               PART II

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents are hereby incorporated by reference:

     (1) the Annual Report on Form 10-K of United Technologies Corporation (the "Corporation") filed with the Securities and Exchange Commission (the "Commission") for the year ended December 31, 1995;

     (2) the Quarterly Reports on Form 10-Q of the Corporation filed with the Commission for the quarters ended March 31, June 30 and September 30, 1996;

     (3) all other reports filed by the Corporation with the Commission pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 since the end of the period covered by the Annual Report on Form 10-K referred to in
(1) above.

     (4) the description of the Corporation's Common Stock contained in registration statements and reports filed under the Securities Exchange Act of 1934.

     All documents subsequently filed by the Corporation or the Plan pursuant to Sections 13(a), 13(c), 14 or 15 of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

ITEM 4.  DESCRIPTION OF SECURITIES

     The securities registered hereby consist of participation interests ("Units") in the Plan and shares of Common Stock, $5.00 par value of the United Technologies Corporation, to be issued who direct that Plan contributions be invested in the Corporation's Common Stock. Shares of the Corporation's Common Stock will be acquired, held and sold or distributed by the Plan Trustee in accordance with the terms of the Plan.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

     The financial statements incorporated by reference to the Annual Report on Form 10-K of the Corporation for the year ended December 31, 1995 have been so incorporated in reliance on the reports of Price Waterhouse, LLP independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The legality of the securities offered pursuant to this Registration Statement has been passed on by Richard M. Kaplan, Esq. Mr. Kaplan, Associate General Counsel of the Corporation, is a shareowner of Common Stock.

ITEM 6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS

      Pursuant to Section 102 of the General Corporation Law of Delaware, the
Corporation has adopted a provision in its Certificate of Incorporation eliminating or limiting the personal liability of its directors for monetary damages to the Corporation or its stockholders for any breach of their fiduciary duties as directors of the Corporation, except for their liability due to (1)
breach of loyalty to the Corporation, (2) acts or omissions not in good faith or which involve international misconduct or a knowing violation of law, (3) any transaction from which the director derived an improper personal benefit or (4)
any payment of unlawful dividends or unlawful stock repurchases or redemptions.

      Section 145 of the Delaware General Corporation Law permits a Delaware corporation to indemnify any person who is or was a party to any actual or threatened legal action, whether criminal or civil, because of his service as an officer, director or agent of the corporation against judgments, fines, settlement payments, and expenses reasonably and actually incurred by him, if he acted in good faith and in a manner he reasonably believed to be in the best interests of the corporation and, with respect to any criminal action, had no reasonable cause to believe was unlawful, and, with respect to any legal action in the right of the corporation itself, if the court in which the legal action is brought (or the Delaware Court of Chancery) determines that despite the adjudication of liability, he is fairly and reasonably entitled to such indemnity as the court may deem proper. Section 7.5 of the Corporation's Bylaws provides that the Corporation shall indemnify its officers, directors, employees, fiduciaries and agents (and their heirs and legal representatives) to the full extent permitted by Delaware law.


ITEM 8.  EXHIBITS

See Exhibit Index


ITEM 9.   UNDERTAKINGS

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

     Provided, however, that clauses (I) and (ii) of this section do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 and each filing of the annual report of the Plan pursuant to Section 15(d) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer of controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hartford, and State of Connecticut, on this 24th day of December, 1996.

                           UNITED TECHNOLOGIES CORPORATION


                           By s\Stephen F. Page\s
                              (Stephen F. Page, Executive Vice President and Chief Financial Officer)

                           By s\Jay L. Haberland\s
                              (Jay L. Haberland, Vice President-Controller)

     Pursuant to the requirements of the Securities Act of 1933, the Registration Statement has been signed below by the following persons in the capacities indicated on this 24th day of December, 1996.

      Signature                               Title


      ROBERT F. DANIELL*                      Chairman and Director
      (Robert F. Daniell)



      GEORGE DAVID *                          President and Chief
      (George David)                          Executive Officer
                                              and Director


      HOWARD H. BAKER, JR.*
      (Howard H. Baker, Jr.)                  Director



      ANTONIA HANDLER CHAYES*
      (Antonia Handler Chayes)                Director



      ROBERT F. DEE*
      (Robert F. Dee)                         Director



      CHARLES W. DUNCAN, JR.*
      (Charles W. Duncan, Jr.)                Director



      PEHR G. GYLLENHAMMAR*
      (Pehr G. Gyllenhammar)                  Director

      CHARLES R. LEE*                         Director
      (Charles R. Lee)



      ROBERT H. MALOTT*
      (Robert H. Malott)                      Director



      FRANK P. POPOFF*
      (Frank P. Popoff)                       Director



      H. A. WAGNER*                           Director
      (H. A. Wagner)



      JACQUELINE G. WEXLER*
      (Jacqueline G. Wexler)                  Director



* By  s/William H. Trachsel/s
      WILLIAM H. TRACHSEL, AS ATTORNEY-IN-FACT
      FOR THE DIRECTORS AND OFFICERS AFTER
      WHOSE NAMES APPEARS AN ASTERISK

Pursuant to the requirements of the Securities Act of 1933, the Pension Administration Committee of United Technologies Corporation has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hartford, State of Connecticut, on December 24, 1996.

                              UT AUTOMOTIVE SAVINGS PLAN FOR HOURLY
                              MANAGEMENT REPRESENTED EMPLOYEES




                              By s/Daniel P. O'Connell/s
                                 Daniel P. O'Connell (Corporate Director,
                                 Employee Benefits and Human Resource Systems)

           EXHIBIT INDEX

                                                                Page
 5 --Opinion of Counsel as to the legality of the securities to be registered.

24(a)      --Consent of Price Waterhouse, LLP.

24(b)      --The consent of counsel is contained in Exhibit 5.

25         --Powers of Attorney.